Exhibit 10.1
June 15, 2007
Robert E. Gallahue, Jr.
19 Kara Drive
North Andover, MA 01845
     Re: Separation Agreement and General Release
Dear Bob:
     We have discussed and agreed upon the terms of your separation from Molecular Insight Pharmaceuticals, Inc. (“Company”), and I want to set forth our understanding in this Agreement.
     1. You employment with the Company was terminated effective April 11, 2007 (the “Termination Date”) per your voluntary resignation. You acknowledge that you have been paid all compensation for services rendered through the last pay period following the Termination Date, including any accrued and unused vacation time.
     2. In exchange for your promises below, the Company agrees to make a payment to you in the amount of One Hundred Thousand Dollars ($100,000.00), less taxes and applicable withholdings. This payment will be delivered to you on or about ten (10) business days following the revocation period set forth in Paragraph 11 below. In addition, you will have 19,792 stock options accelerated and vested immediately from your July 1, 2005 Incentive Stock Option Agreement (“Stock Option Agreement”). The exercise period for these shares and all vested shares has been extended until February 28, 2009. You acknowledge that these benefits do not constitute compensation for services rendered in connection with your employment with the Company, and that you would not otherwise be entitled to such benefits but for your execution of this Agreement. In total, inclusive of the 19,792 noted above, you will have 89,583 vested shares and your exercise period for these shares is until February 28, 2009.
     3. In addition to the above benefits, you will receive the Severance Package set forth in your July 1, 2005 Employment Agreement (as amended) (“Employment Agreement”) in accordance will those terms. Additionally, per the amendment authorized during the February 13, 2007 Board of Directors meeting, you are to receive option acceleration on the remaining 56,250 upon a “Change of Control” (as defined in your Employment Agreement) during the period in which you are receiving severance pay pursuant to the Severance Package.
     4. You acknowledge and agree that you are not and shall not be entitled to any further benefits from the Company other than those described above and as otherwise may be provided in your Stock Option Agreement.
     5. In exchange for the benefits described in Paragraph 2 above, you agree to release, forever discharge and hold harmless the Company, any subsidiaries, and any affiliated entities, past and present and each of them, as well as their trustees, directors, officers, agents, and

Robert E. Gallahue, Jr.

employees (the “Releasees”), from any and all claims, demands, or causes of action of whatever nature whether known or unknown, including but not limited to any claim in contract or tort, or any claim under common law or any state or federal statute, including but not limited to the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 (as amended) (42 U.S.C. § 2000e et seq.), and the Massachusetts Fair Employment Practices Act (G.L. c. 151B), arising out of your employment or the cessation of your employment, which you may have against any and all of the Releasees by reason of any events which have occurred up to and including the date of your acceptance of this Agreement. This release does not include the above referenced Severance Package in your Employment Agreement and does not include rights available under your Stock Option Agreement. Nothing in this paragraph, however, precludes you from pursuing any claims necessary to enforce the terms of this Agreement.
     6. You acknowledge and agree that you have complied with an/or remain subject to the representations and obligations set forth in Paragraphs 8, 9, 10, 11, 12, 16, 17, 18, 19, 20, 21 and 25 of your Employment Agreement, including, but not limited to, the Non-Disclosure of Proprietary or Confidential Information and Covenant Not to Compete and Non-Solicitation provisions.
     7. Unless required by law, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your financial/legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You similar agree that if disclosure of this Agreement is sought by subpoena or any other legal means, you shall immediately notify the Company so that it may respond as it deems appropriate.
     8. You agree that you will not disparage the Company or any of the people or organizations connected with it; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its interests or reputation. The Company similarly agrees not to disparage you.
     9. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, except as otherwise set forth herein. This Agreement may only be modified, terminated or otherwise changed by a written document signed by you and an authorized officer of the Company. Should any provision of this Agreement be determined by any court to be illegal or otherwise invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid provision shall be deemed not to be part of this Agreement.
     10. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. The exclusive forum for the resolution of any disputes regarding this Agreement shall be in the courts of the Commonwealth of Massachusetts, and you expressly agree to be subject to the jurisdiction of such courts.

Robert E. Gallahue, Jr.

     11. You may take up to twenty-one (21) days from the receipt of this Agreement in which to consider executing it, although you may execute it at any time within those twenty-one (21) days. You may also revoke this Agreement within seven (7) days after signing it, and the Agreement shall not be effective or enforceable until the expiration of this seven-day period. In the event you elect to revoke this Agreement, you are required to notify John E. McCray, Chief Operating Officer, in writing, of such revocation within the seven-day period.
     12. You acknowledge that before entering into this Agreement, you have had the opportunity to consult with an attorney or other advisor of you choice and that you have been advised to do so. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth herein.
     If the terms of this Agreement are acceptable to you, please sign, date and return it to my attention. If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ John E. McCray

John E. McCray
Chief Operating Officer
Accepted and agreed:

Signature:	/s/ Robert E. Gallahue Robert E. Gallahue, Jr.	Date:	6/18/07